Exhibit 99.1
EDUCATION REALTY TRUST ANNOUNCES
THIRD QUARTER 2008 RESULTS
MEMPHIS, TN., October 27, 2008 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the third quarter of 2008.
Note: All per share/unit results are reported on a weighted average basis for the respective periods.
Third Quarter Highlights
•	Total revenue for the quarter increased $4.1 million or 14.4% to $32.4 million and operating income declined $0.7 million to an operating loss of $0.2 million;

•	Net loss from continuing operations was $7.3 million compared to a net loss of $5.8 million in the third quarter of 2007;

•	Funds from operations (FFO) for the quarter was a loss of $0.5 million or $0.02 per share/unit versus positive FFO of $1.8 million or $0.06 per share/unit in the third quarter of 2007;

•
Place portfolio operating income contribution for the third quarter 2008 was $0.7 million compared to other lease revenue on the portfolio in the prior year of $3.5 million, contributing to an operating income decline of $2.8 million and FFO per share/unit decline of $0.10;

•	Same-community revenue was flat to prior year at $19.4 million and net operating income declined 9.0% to $6.0 million;

•
Same-community rental rates for the 2008-2009 academic year are up 5.1% and opening physical occupancies are down about 0.8% over the prior lease year, excluding three communities in currently challenging leasing markets. In total same-community rates are up about 3.3% over the prior lease term and opening physical occupancies, as measured on September 30th, are down about 260 basis points year over year to 93.7%;

•
The Company was recently awarded three new third-party development projects, including additional phases with two existing university customers and a new $38.8 million, 882 bed development project at East Stroudsburg University in Pennsylvania.

“We made solid progress on improving occupancy and rate across the majority of our portfolio, as well as producing growth in our third-party development revenue. While we were able to reduce the rate of expense growth in the quarter, we acknowledge we have the opportunity over the coming quarters to make further meaningful reductions.” commented Paul O. Bower, Chairman, President and Chief Executive Officer. “With the unprecedented economic and financial pressures, no business will be immune. However, our portfolio of high quality well diversified student housing communities should weather the volatility more favorably than other types of real estate.”

Mr. Bower continued, “Over my forty-five years in this industry, the one constant has been that the long term demand fundamentals for student housing tend to be quite stable. That said, we must effectively execute on our strategy, which includes further strengthening our balance sheet and focusing our efforts on maximizing property occupancy while at the same time intensifying our commitment to reducing operating expenses. Together, this should result in improved portfolio profitability for the Company.”
Third Quarter Operating Results
Total revenue grew $4.1 million or 14.4% to $32.4 million for the third quarter of 2008 from $28.3 million in the comparable quarter of 2007. During the third quarter of 2008, the Company achieved year over year revenue growth in each of its core segments: student housing leasing, third-party management services and third-party development services.
Student housing leasing revenue increased $5.3 million or 27.3% to $24.7 million in the third quarter of 2008. The growth included $4.9 million related to the inclusion of the Place Portfolio whose operations were taken over by the Company in the first quarter of 2008 as a result of the lease termination and $0.4 million related to the August 2008 opening of The Reserve at Saluki Point community which was developed by the Company’s development subsidiary. Same-community revenue was flat to last year. Other leasing revenue was down $3.5 million from the same quarter in 2007 as a result of the termination of the 13 property lease with Place Properties.
Third-party development services revenue increased 149.9% or $1.9 million to $3.2 million for the third quarter of 2008. The 2008 start of projects at West Chester University of Pennsylvania and Phase III at Indiana University of Pennsylvania (IUPA) along with recognition of development fee incentives on the second phase project at IUPA contributed to the growth.
Third-party management services revenue increased 3.1% to $0.9 million for the third quarter of 2008. The addition of two new management contracts during the second quarter of 2008 contributed growth of 4.6%, and existing contracts contributed 11.2% of growth. These increases were offset by a decline in revenue related to two contracts the Company exited in the past year.
Total operating expenses were $32.6 million for the third quarter of 2008 compared to $27.8 million in same quarter of 2007. Student housing operating expenses increased $5.0 million or 39.3%, with $4.2 million attributable to the addition of the Place Properties operations in 2008, $0.2 million from the August 2008 opening of The Reserve at Saluki Point community and the balance, $0.6 million coming from a 4.8% growth in same-community operating expenses.

Corporate general and administrative expense increased $0.3 million to $4.0 million, primarily due to growth in compensation expense. Depreciation and amortization expense declined $0.9 million year over year. As a result, the Company had an operating loss for the third quarter of 2008 of $0.2 million compared to operating income of $0.5 million for the same period last year. Total non-operating expenses increased $0.1 million to $6.5 million in the third quarter of 2008 from $6.4 million in the third quarter of 2007.
Net loss from continuing operations was $7.3 million, or $0.26 per weighted average diluted share, in the third quarter of 2008 compared to a loss of $5.8 million, or $0.20 per weighted average diluted share, for the same period of last year.
FFO for the third quarter of 2008 was a loss of $0.5 million compared to positive FFO of $1.8 million in the third quarter of 2007. FFO per share/unit was a loss of $0.02 compared to positive FFO of $0.06 per share/unit in the third quarter of 2007, representing a year over year decline of $0.08 per share/unit. The decline in FFO and FFO per share/unit reflects growth in core revenue, offset by higher operating costs at the Company’s same communities. In addition, the Company received lower operating income contribution from operating the Place Portfolio compared to the lease revenue received on the Portfolio in the prior year. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.
Same-Community Results
Revenue for the third quarter of 2008 was $19.4 million, relatively flat to the third quarter of 2007. Rental rate increases of approximately 3.0% were offset by a 1.8% drop due to occupancy and a 1.2% decline in revenue due to more vacant days during the turn period in August 2008 compared to a year ago. Operating expenses increased 4.8% to $13.4 million and net operating income declined 9.0% to $6.0 million. The 4.8% operating expense increase was mainly attributable to: a rise in payroll related expenses, increased marketing expenses, and higher utility costs.
Occupancy and Leasing
The average physical and economic occupancies on a same-community basis for the third quarter of 2008 were 91.0% and 78.2%, respectively, compared to 92.3% and 81.0% in the prior year. Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.
On a same-community basis, the 2008-2009 lease year opened with an average rate growth of 5.1% and an occupancy decline of approximately 0.8%, excluding three communities in the currently challenging markets of Kalamazoo, Michigan, Gainesville, Florida, and Oxford, Mississippi. In total, same-community average rates for the 2008-2009 lease year grew about 3.3% and occupancy declined approximately 2.6%. The Place Portfolio opened with an average occupancy of 81.9% compared with 87.8% one year ago.

Place Lease Termination and Conversion
In February 2008, the Company terminated a lease with Place Properties, Inc. (“Place”) for 13 properties (“Place Portfolio”) owned by the Company but previously operated and managed by Place. As a result, Allen & O’Hara Education Services, Inc., the Company’s management subsidiary, began managing these 13 properties and the Company began recognizing the property operating results in its financial results effective February 1, 2008. The agreement included a termination fee of $5.8 million with an additional $0.2 million termination fee if certain criteria of the agreement are not met.
The Place Portfolio produced net operating income of $0.7 million for the third quarter of 2008 on student housing leasing revenue of $4.9 million and operating expenses of $4.2 million. The net operating income for the third quarter 2008 represents a $2.8 million or $0.10 per share/unit decline from the $3.5 million of lease revenue received under the lease agreement with Place in the third quarter of 2007. The Company negotiated the lease termination fee in part to offset the expected shortfall in operating results of the properties. Over time, the Company expects to be able to improve the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.
Development Activity
The Company’s wholly-owned student community, The Reserve at Saluki Point, at Southern Illinois University in Carbondale, Illinois, opened in August 2008 on time and 100% leased. The second phase of the project at this location has begun and is scheduled for a 2009 opening. The Company also began construction on its first on-campus owned development at Syracuse University, which is scheduled to open in 2009.
The Company’s development subsidiary, Allen & O’Hara Development Company (AODC), continued work on the recently awarded $15.6 million, 253 bed project at Colorado State University at Pueblo and received a commitment from the University’s foundation to add two additional buildings, bring the total number of beds being developed to 761. AODC was also awarded a 596 bed phase four project at Indiana University of Pennsylvania. Subsequent to the end of the quarter AODC was awarded a new multi-phase project at East Stroudsburg University in Pennsylvania.
Capital Structure
The Company had $18.6 million outstanding on its $100 million credit facility an increase of $7.1 million from year end, and cash and cash equivalents totaling $2.8 million at September 30, 2008. Total debt outstanding at September 30, 2008, excluding unamortized debt premiums, was $446.3 million with 93.8% of the Company’s debt at fixed rates. At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.6 million. The Company has approximately $285 million of mortgage debt due to mature in July and December of 2009. Management is currently engaged in negotiating replacement financing for these debt maturities.

Subsequent Events
The Company received notice of termination related to the management of a five property portfolio in Michigan. The owner had chosen to take management in-house and terminated the management agreement with the Company effective October 8, 2008.
Dividend
On October 7, 2008, the Company declared its third quarter dividend of $0.205 per share/unit, which is payable on November 17, 2008, to holders of record as of the close of business on October 31, 2008.
Earnings Guidance and Outlook
Based on the Company’s current estimates and leasing trends, it has adjusted its full year FFO per share/unit guidance for 2008. The Company now expects FFO per share/unit to be in the range of $0.94 to $0.97 for the year ending December 31, 2008. This compares to its previous FFO per share/unit range of $1.00 to $1.02. This guidance includes lower anticipated student housing leasing revenue as a result of isolated weak leasing markets and a continued trend of higher operating expenses at its communities.
Conference Call
The Company will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, October 28, 2008. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (800) 240-2430, and participants from outside the U.S. may dial (303) 262-2053. The passcode for this call is 11120622. Participants may also access the call via live webcast by visiting the Company’s investor relations Web site at www.educationrealty.com.
The replay of the call will be available at approximately noon Eastern Time on October 28, 2008 through midnight Eastern Time on November 4, 2008. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the passcode is 11120622.
The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 69 communities in 21 states with 41,329 owned and managed beds. For more information please visit the Company’s Web site at www.educationrealty.com.
Contact:
Brad Cohen or Ken Avalos
ICR, LLC
203-682-8211 or 203-682-8341
bcohen@icrinc.com or Ken.Avaols@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Student housing properties, net	$736,729	$732,979
Assets under development	2,883	5,675
Corporate office furniture, net	1,498	1,693
Cash and cash equivalents	2,756	4,034
Restricted cash	10,326	8,188
Student contracts receivable, net	515	329
Receivable from affiliates	41	18
Management fee receivable from third parties	451	606
Goodwill and other intangibles, net	3,508	3,531
Other assets	10,523	10,407

Total assets	$769,230	$767,460

Liabilities and stockholders’ equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$429,013	$420,940
Revolving line of credit	18,600	11,500
Accounts payable and accrued expenses	15,415	11,092
Accounts payable affiliate	1	60
Deferred revenue	13,398	7,928

Total liabilities	476,427	451,520

Minority interest	14,998	18,121

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,466,849 and 28,431,855 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	285	284
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	314,006	330,969
Accumulated deficit	(36,486)	(33,434)

Total stockholders’ equity	277,805	297,819

Total liabilities and stockholders’ equity	$769,230	$767,460

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	September 30, 2008	September 30, 2007
Revenues:
Student housing leasing revenue	$24,671	$19,378
Student housing food service revenue	608	642
Other leasing revenue	—	3,509
Third-party development services	3,216	1,287
Third-party management services	870	844
Operating expense reimbursements	3,052	2,672

Total revenues	32,417	28,332

Operating expenses:
Student housing leasing operations	17,833	12,803
Student housing food service operations	600	611
General and administrative	4,017	3,739
Depreciation and amortization	7,079	8,005
Reimbursable operating expenses	3,052	2,672

Total operating expenses	32,581	27,830

Operating income (loss)	(164)	502

Nonoperating expenses:
Interest expense	6,343	6,290
Amortization of deferred financing costs	253	244
Interest income	(77)	(102)

Total nonoperating expenses	6,519	6,432

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(6,683)	(5,930)

Equity in earnings of unconsolidated entities	(196)	(247)

Loss before income taxes, minority interest, and discontinued operations	(6,879)	(6,177)
Income tax expense (benefit)	709	(54)

Net loss before minority interest and discontinued operations	(7,588)	(6,123)

Minority interest	(329)	(337)

Loss from continuing operations	(7,259)	(5,786)

Discontinued operations:
Loss from discontinued operations, net of minority interest	—	(16)
Gain on sale of student housing property, net of minority interest	—	—

Loss from discontinued operations	—	(16)

Net loss	$(7,259)	$(5,802)

Earnings per share information:
Loss per share — basic & diluted:
Continuing operations	$(0.26)	$(0.20)
Discontinued operations	—	—

Net loss per share	$(0.26)	$(0.20)

Weighted-average common shares outstanding — basic & diluted	28,462,349	28,418,349

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Nine months ended	Nine months ended
	September 30, 2008	September 30, 2007
Revenues:
Student housing leasing revenue	$77,829	$62,381
Student housing food service revenue	1,804	1,744
Other leasing revenue	6,945	10,377
Third-party development services	6,224	3,354
Third-party management services	2,677	2,447
Operating expense reimbursements	8,192	7,055

Total revenues	103,671	87,358

Operating expenses:
Student housing leasing operations	43,064	31,227
Student housing food service operations	1,728	1,683
General and administrative	11,867	10,789
Depreciation and amortization	21,896	24,009
Reimbursable operating expenses	8,192	7,055

Total operating expenses	86,747	74,763

Operating income	16,924	12,595

Nonoperating expenses:
Interest expense	18,556	20,676
Amortization of deferred financing costs	740	792
Loss on early repayment of debt	—	174
Interest income	(267)	(353)

Total nonoperating expenses	19,029	21,289

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(2,105)	(8,694)

Equity in earnings of unconsolidated entities	(223)	(245)

Loss before income taxes, minority interest, and discontinued operations	(2,328)	(8,939)
Income tax expense (benefit)	882	(103)

Net loss before minority interest and discontinued operations	(3,210)	(8,836)

Minority interest	(158)	(341)

Loss from continuing operations	(3,052)	(8,495)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	—	817
Gain on sale of student housing property, net of minority interest	—	1,579

Income from discontinued operations	—	2,396

Net loss	$(3,052)	$(6,099)

Earnings per share information:
Income (loss) per share — basic & diluted:
Continuing operations	$(0.11)	$(0.30)
Discontinued operations	—	0.08

Net loss per share	$(0.11)	$(0.22)

Weighted-average common shares outstanding — basic & diluted	28,450,470	27,869,054

(1)
Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the nine months ended September 30, 2007, the operating results of The Village on Tharpe are included in discontinued operations net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net loss	$(7,259)	$(5,802)	$(3,052)	$(6,099)
Gain on sale of student housing property, net of minority interest	—	—	—	(1,579)
Loss on sale of student housing assets	—	—	512	—
Real estate related depreciation and amortization	6,952	7,824	21,497	23,633
Equity portion of real estate depreciation and amortization on equity investees	123	149	371	340
Depreciation and amortization of discontinued operations	—	—	—	711
Minority interest	(329)	(337)	(158)	(306)

Funds from operations (“FFO”)	$(513)	$1,834	$19,170	$16,700

FFO per weighted average share/unit (1)	$(0.02)	$0.06	$0.64	$0.57

Weighted average shares/units (1)	29,864,093	29,875,927	29,865,786	29,323,766

Notes:

(1)	- Funds from operations (FFO) per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2007.